Exhibit 10.1

AMENDMENT TO EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT

THIS AMENDMENT TO EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT (this “Amendment”) is made and entered into as of the 12th day of December, 2017, by and between Mueller Water Products, Inc., a Delaware corporation (the “Company”), and J. Scott Hall (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive previously entered into that certain Executive Change-In-Control Severance Agreement effective January 4, 2017 (the “Agreement”);

WHEREAS, the Company desires to amend the Agreement to add a “best-net” provision to apply to payments that may not be deductible under Code Section 280G or that may be subject to excise taxes imposed under Code Section 4999, consistent with the Company’s current policy regarding such payments; and

WHEREAS, the Executive agrees to such amendment to the Agreement.

NOW, THEREFORE, the Company and the Executive, in consideration of the agreements, covenants and conditions herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Article VI of the Agreement is amended by adding the following new Section 6.4 to the end thereof:

“6.4.    Code Section 280G.

(a)    Best-Net Benefit and Compliance with Code Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the Severance Benefits or any other payment or benefit under this Agreement, under any other agreement between the Executive and the Company, or pursuant to any plan, arrangement, program or policy of the Company (in the aggregate, the “Aggregate Payments”) constitute “parachute payments” within the meaning of Code Section 280G and, but for this Section 6.4, would not be fully deductible by the Company or its affiliates for federal income tax purposes because of Code Section 280G or any successor provision thereto (or that would result in the Executive being subject to the excise tax imposed by Code Section 4999 or any successor provision thereto), such Aggregate Payments will be reduced to the extent necessary such that no portion of the Aggregate Payments will be subject to the excise tax imposed by Code Section 4999, or any successor provision thereto; provided, that such a reduction will be made only if, by reason of such reduction, the Executive’s net after-tax benefit exceeds the net after-tax benefit the Executive would realize if such reduction were not made.

(b)    Order of Reduction. Any reduction applied pursuant to Section 6.4(a) hereof shall be made in the order that would provide the Executive with the largest amount of after-tax proceeds. In applying this principle, the order of reduction referenced in Section 6.4(a) shall be made in a manner that is both consistent with, and avoids imposition of excise taxes under, Code Sections 280G and 409A.”

2.    Except as specifically amended herein, the Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment, to be effective as of the date first above written, except as otherwise provided herein.

MUELLER WATER PRODUCTS, INC.

By:	/s/ KEITH L. BELKNAP

Title:	Executive Vice President

Date:	December 12, 2017

EXECUTIVE

/s/ J. SCOTT HALL
J. Scott Hall

Date:	December 12, 2017

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